Exhibit 23.2

201 N. Illinois Street, Suite 700 P.O. Box 44998 Indianapolis, IN 46244-0998 317.383.4000 Fax 317.383.4200 www.bkd.com
Consent of Independent Registered Public Accounting Firm
We consent of the inclusion in this registration statement on Form S-4 of our report dated March 15, 2010, on our audit of the consolidated balance sheets of Monroe Bancorp as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. We also consent to the references to our firm under the caption “ Independent Registered Public Accounting Firms and Experts.”
BKD, llp
Indianapolis, Indiana
November 8, 2010